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                                                                    EXHIBIT 10.7


                           TERMINATION OF EMPLOYMENT
                            AND CONSULTING AGREEMENT

         This Termination of Employment and Consulting Agreement (the "Agreement") is made and entered into on December 4, 1997 by and between William J Gillilan III ("Gillilan"), an individual residing in Dallas, Texas, and Centex Corporation ("Centex"), a Nevada corporation, with offices in Dallas, Texas.

                                    RECITALS

         Gillilan has been employed by Centex and its Affiliates (as defined below) in various capacities since 1973; and

         Centex and Gillilan have agreed that Gillilan's employment by Centex and its Affiliates will end on December 31, 1997; and

         Centex and Gillilan have agreed that beginning January 1, 1998 Centex will retain Gillilan as a consultant, subject to the terms and conditions of this Agreement.

                                   WITNESSETH

         NOW, THEREFORE, in consideration of the covenants herein set forth, Centex and Gillilan agree as follows:

         1.      DEFINITIONS.     For the purposes of the Agreement, the
following definitions shall apply unless the context requires otherwise:

                 a. "Affiliate" shall mean any entity or corporation that controls, is controlled by, or is under common control with Centex Corporation.

                 b. "Consulting Period" shall mean the period beginning on January 1, 1998 and ending on December 31, 1998 (or earlier, as provided below) subject to any mutual extensions thereof.

         2. RESIGNATION. Gillilan does hereby resign, effective on the close of business on December 31, 1997, all of his positions and employment with Centex and its Affiliates, including his position as a member of the Board of Directors of Centex
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Corporation and those Affiliates for which he serves on the Board of Directors, and his position as Chairman of the Centex Housing Group. Effective January 1, 1998 Gillilan shall be appointed as Chairman-Emeritus of the Centex Housing Group.

         3.      CONSULTING SERVICES AND COMPENSATION.

                 a. Consulting Period: As of January 1, 1998 Gillilan shall be retained by Centex for the Consulting Period. The term of the Consulting Period can be terminated at any point in time for any reason by either party, upon delivery of written notice to the other. The effective date of such termination will be thirty days following the date of delivery of such notice.

                 b. Services During Consulting Period: Gillilan agrees to provide consulting services to Centex and its Affiliates and in exchange therefor Centex and its Affiliates will pay the compensation described below. During the Consulting Period Gillilan will assist Centex from time to time in connection with the homebuilding and real estate operations of Centex and its Affiliates. The primary responsibilities of Gillilan will be to continue to supervise and build the real estate and homebuilding operations of Centex Affiliates in Mexico and to help assess, investigate and develop homebuilding opportunities presented to Centex and its Affiliates in Europe. Further, from time to time Gillilan will assist the Chief Executive Officer of Centex Homes to address homebuilding issues on an as needed basis and will assist Centex and its Affiliates to address manufactured housing issues on an as needed basis.
It is understood that Gillilan will not be required to provide consulting services for more than two weeks during any one month period.

                 c. Compensation: Subject to all appropriate deductions for taxes, if any, Gillilan shall receive during the Consulting Period the sum of $10,000 per week (or $2,000 per day if Gillilan does not work on each business day during such week) for any week during which Gillilan provides consulting services at the request of Centex or any of its Affiliates. In addition, the Company will pay for, or reimburse Gillilan, as the case may be, all reasonable costs and expenses incurred by him in the performance of consulting services under this Agreement. As noted above Gillilan, without his consent, will not be required to provide consulting services more than two weeks during any one month period.





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         4.      INDEMNIFICATION OF GILLILAN.  Centex and its Affiliates will indemnify and defend Gillilan, at Centex' expense, to the full extent allowed by applicable laws of the United States, applicable corporate law of Nevada and the Bylaws of Centex existing at the time Gillilan makes a demand hereunder, against liabilities which Gillilan may incur arising by reason of the fact that he is or was an employee or director of Centex or its Affiliates. In addition, the Indemnification Agreement made July 20, 1989 between Centex and Gillilan remains in full force and effect. Further, Centex and its Affiliates will indemnify and defend Gillilan, at Centex' expense, against all claims and damages which may arise from the performance by Gillilan of consulting services under this Agreement, excluding however claims arising from gross negligence or willful misconduct.

         5. EXISTING EMPLOYMENT AGREEMENT AND TERMINATION PAY. Centex and Gillilan are parties to that certain Executive Employment Agreement dated January 18, 1991 which, except as provided below, will terminate as of December 31, 1997. Gillilan and Centex acknowledge and agree that, as provided in
Section 9 of said Executive Employment Agreement, Gillilan is entitled to receive his Base Salary (as defined therein) for two years commencing January 1, 1998 at the rate of $425,000 per year. Payments will be made in accordance with the salary payment procedures of Centex during that two year time period. These payments are in addition to whatever consulting payments are made to Gillilan pursuant to Section 3.c above.

         The terms, provisions and conditions of Section 10 of said Executive Employment Agreement, which addresses trade secrets and non-competition, will survive termination of employment of Gillilan by Centex and its Affiliates and will remain binding upon and enforceable against Gillilan from and after January 1, 1998, upon the terms and conditions provided in said Section 10. Gillilan acknowledges and agrees that, with regard to enforcing the non-competition provisions of Section 10, the termination of his employment with Centex did not result from a Change in Control or Breach of the Executive Employment Agreement by Centex.

         Further, Section 10.b of the Executive Employment Agreement, which is captioned "Non-Competition," is hereby modified by adding the following thereto:

         The foregoing non-competition covenant is limited to the business of homebuilding. Further, businesses that are deemed to be "significant competitors" of the Corporation or any of the Corporation's Affiliates or





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         principal divisions are limited to the top ten competitors of the
         Corporation's principal homebuilding subsidiary on a nationwide basis, as well as the top two homebuilding companies (other than the Corporation or its Affiliates) in the ten largest markets of the Corporation's principal homebuilding subsidiary. These "significant competitors" are listed on Exhibit A attached hereto.

         In the event that Gillilan dies prior to December 31, 1999, Centex shall make any remaining payments which are due to Gillilan hereunder to the heirs, devisees and legatees of Gillilan, with preference given to the instructions of Gillilan in his will.

         6. RELEASE OF CENTEX. In consideration of the foregoing, Gillilan does hereby fully and finally release and forever discharge Centex and its Affiliates, together with all directors, officers, employees and agents of the same, from any and all claims, demands, liability, damages, causes of action, costs and expenses of every kind and nature whatsoever, past, present or future, whether known or unknown, arising out of or relating to his employment by Centex and Affiliates since 1973. The foregoing release does not extend to breaches by Centex of its obligations under this Agreement, nor does it extend to any vested interest Gillilan may have in the Centex Corporation Profit Sharing and Retirement Plan or the Centex Corporation Supplemental Executive Retirement Plan.

         This release includes, without limiting the generality of the same, all claims, demands and actions under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Civil Rights Act of 1986, and all other federal, state and local statutes, ordinances and regulations regarding employment, discrimination in employment, or the termination of employment, and the common law of the State of California. Gillilan acknowledges that before signing this Agreement they gave him at least twenty-one (21) days to consider it and that he is entitled to revoke the waiver of rights under the Age Discrimination in Employment Act if Centex receives notice of his revocation within seven (7) days after his execution this Agreement and that this Agreement does not become effective or enforceable until this seven-day revocation period has expired without Gillilan revoking his waiver of rights under the Act.

         7. CONFIDENTIALITY OF AGREEMENT. Gillilan and Centex understand and agree that the existence and terms of this Agreement are confidential and they will, to





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the extent reasonably practical, maintain this confidentiality.

         8. APPLICABLE LAW. This Agreement shall be governed by and construed in accord with the laws of the State of Texas. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

         9. BINDING ON SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of Centex and its Affiliates and Gillilan, as well as their respective heirs, personal representatives, successors and assigns. However, except as provided in this Agreement, neither party may assign any rights hereunder nor delegate any duties without the prior written consent of the other, which consent will not be unreasonably withheld, conditioned or delayed.

         10. ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties respecting the subject matters contained herein and supersedes all other agreements, written or oral, respecting such subject matters.

         11. ACKNOWLEDGMENT BY GILLILAN. Gillilan acknowledges that before signing this Agreement he has had adequate opportunity to review it with persons of his choosing, including an attorney, and was advised to do so by Centex so that he would be fully advised of the implications of this Agreement; that he fully understands its terms; that he was not coerced into signing it; and that he has signed it knowingly and voluntarily.

         12. NOTICE. Any notice to be given to Centex hereunder shall be deemed sufficient if addressed to Centex in writing and personally delivered or mailed by certified mail to its office at 2728 North Harwood, Dallas, Texas 75201-1516. Any notice to be given to Gillilan hereunder shall be deemed sufficient if addressed to him in writing and personally delivered to him or mailed by certified mail to 6115 Shadycliff Dr., Dallas, TX 75240. Either party may, by notice as aforesaid, designate a different address or addresses.





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         IN WITNESS WHEREOF, the parties hereto executed this Agreement on the day first above written.

      WITNESS                                   CENTEX CORPORATION



         /s/ JUDY L. EVANS                      By:  /s/ LAURENCE E. HIRSCH
-------------------------------------------        ----------------------------
                                                   Laurence E. Hirsch
                                                   Chairman & Chief Executive
                                                   Officer


      WITNESS



         /s/ JUDY L. EVANS                           /s/ WILLIAM J GILLILAN III
-------------------------------------------        ----------------------------
                                                   William J Gillilan III





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     Top Ten National Competitors:

          o    Pulte Home Corporation
          o    Ryland Group
          o    Kaufman and Broad
          o    U.S. Home Corporation
          o    NVR
          o    Beazer Homes U.S.A.
          o    Lennar Corporation
          o    Del Webb Corporation
          o    M.D.C. Holdings
          o    Continental Homes

     Top Two Competitors in Centex's Top Ten Homebuilding Markets:

          o    Dallas/Fort Worth:            Highland Homes, David Weekley Homes
          o    Southern California:          Lewis Homes, California Pacific
          o    Orlando:                      Cambridge Homes, Mercedes Homes
          o    Phoenix:                      Shea Homes, Robinson Homes
          o    D.C. Metro:                   Washington Homes, Winchester Homes
          o    S.E. Florida:                 G.L. Homes, Engle Homes
          o    Charlotte:                    John Wieland Homes, Ryan Homes
          o    Central Valley, CA:           Kyle Cantor Homes, Coleman Homes
          o    N. California:                Standard Pacific, Shea Homes
          o    Denver:                       Melody Homes, Oakwood Homes



                                   EXHIBIT A